EXHIBIT 10.2

INDEPENDENT DIRECTOR AGREEMENT

Between:	SUNSI ENERGIES INC. a Nevada corporation; (Hereinafter called “SunSi”)

And:	____________________; ____________________ _____________________ (Hereinafter called “Director”)

WHEREAS, it is essential for SunSi to retain and attract capable individuals to serve as directors on its Board of Directors (the “Board”);

WHEREAS, SunSi wishes to retain Directors who are “independent” according to the NASDAQ Rules (copy attached);

WHEREAS, SunSi believes that the Director possesses the necessary qualifications and abilities to serve as a Director of SunSi; and to perform the functions and meet SunSi’s needs related to its Board, and;

WHEREAS the director is willing to be a member of SunSi’s Board.

THE PARTIES AGREE AS FOLLOWS:

9.
SERVICE AS A DIRECTOR.
Director will serve as a director of SunSi for a one-year term and perform all duties as a director of SunSi, including without limitation (1) attending meetings of the Board, (2) serving on one or more committees of the Board (each a “Committee”) and attending meetings of each Committee of which Director is a member, and (3) using reasonable efforts to promote the business of SunSi. SunSi  intends to hold at least one in-person regular meeting of the Board annually with at least one Committee meeting each quarter, together with additional meetings of the Board and Committees as may be required by the business and affairs of SunSi.

10.
AUTHORIZATION
Director hereby agrees to allow SunSi to use Director’s name, photo and biography in regulatory filings, prospectus, company brochures, publications, web site, public relations releases, etc. as required may by SunSi’s management.

11.
COMPENSATION AND EXPENSES.
(a)    Quarterly Retainer. SunSi shall issue to Director restricted shares of SunSi common stock equivalent to $8,000 USD for each quarter of service completed calculated based upon the weighted average share price, calculated using the closing share of Suns i’s common shares for the last 10 trading days at of the end of each SunSi fiscal quarter.  If a director serves for a partial quarter, the number of restricted shares shall be pro-rated based upon days of service.

(b)    Meeting Fees. SunSi will pay to Director a fee of $500 for each Board and Committee meeting in which Director participates, either in person or by teleconference, and $1,500 for an in-person board meeting requiring attendance for longer than four hours.

(c)    Expenses. SunSi will reimburse Director for all documented, reasonable, out-of-pocket expenses incurred in connection with the performance of Director’s duties under this Agreement .

12.
CONFIDENTIAL INFORMATION.
The Director acknowledges that he will obtain valuable, confidential or proprietary information concerning SunSi as a result of being a Director and that the disclosure of such information could cause SunSi irreparable injury.  To protect SunSi from such injury, the Director agrees to execute the Confidentiality and Nondisclosure Agreement attached hereto as Attachment A (the “Confidentiality Agreement”), which shall be expressly incorporated by reference into this Agreement; provided however that the Confidentiality Agreement shall survive termination of this Agreement.

13.
NO CONFLICT OF INTEREST.
SunSi does not expect Director to advise or sit on any other public or private company on any matter or participate in any meeting that creates a conflict of interest for Director.  However, apart from Director’s existing obligations and employment, Director agrees that until the expiration of this Agreement, Director will not engage in any other services that would create an actual or apparent conflict of interest between those services and SunSi’s interests.   Further, Director represents and warrants that his service as a Director does not and will not violate any agreement or arrangement with any prior employer or other person or entity, and that he is not subject to any existing nondisclosure, developments, noncompetition, non-solicitation or other similar agreements, either written or oral, except as has been fully disclosed to SunSi in writing prior to execution of this Agreement.

14.
BUSINESS OPPORTUNITIES.
Director may learn of business opportunities that are or may become available to SunSi.  Director agrees that without the consent of a majority of SunSi’s disinterested directors, Director will not, on his own behalf or on behalf of any other party, participate in, engage in, or usurp business opportunities of which he becomes aware as a result of or in conjunction with his interactions with SunSi or its officers, directors or employees.  If Director, or a party with which he is affiliated, has a plan to participate in or engage in a business opportunity that is under consideration by SunSi, Director agrees to disclose to SunSi promptly the existence of the conflict or potential conflict of interest.

15.	DIRECTOR REPRESENTATIONS.

a)	Director agrees to file all necessary forms with the SEC or NASDAQ as required by directors of public reporting companies.

b)	Director agrees to comply with, and be bound by, the provisions of SunSi’s Code of Ethics.

c)	Director represents and warrants that he has no events requiring disclosure under SEC Regulation S-K Item 401(f). (copy attached)

16.
MISCELLANEOUS

(a)      Director agrees with SunSi that Director is not and should not be construed as an employee of SunSi for the position he will have with SunSi pursuant to this Agreement.

(d)      Director may resign from SunSi’s Board by giving written notice to SunSi. Director shall be entitled to the shares that he has earned for every quarter completed to the date of his resignation.

(e)      SunSi may terminate this Agreement by giving written notice to Director of at least thirty (30) days.

(f)      Director and SunSi agree that this Agreement contains the entire understanding and the whole agreement between the parties hereto and all previous negotiations, representations, warranties, arrangements and statements (if any) whether expressed or implied are superseded by this Agreement. Director also agrees to sign any and all other agreement to give the Agreement full effect.

(g)     This Agreement shall be construed in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, this Agreement has been executed on this __ of ________ 2011.

SUNSI ENERGIES INC.	DIRECTOR

Richard St-Julien
Chairman

CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT

This Confidentiality and Nondisclosure Agreement ("Agreement") made as of this __ day of __________, 2011, by and between SUNSI ENERGIES INC., a Nevada Corporation ("SunSi"), with principal offices Suite 309, #45 Main Street, Brooklyn, New York, USA, 11201 and ____________ ("Director"), with a mailing address at ___________________.

During the course of their discussions and dealings, Director may be exposed to or come into possession of information that is confidential and proprietary to SunSi (as further defined below, "Protected Information").  In consideration of the mutual promises set forth in this Agreement, SunSi and Director agrees as follows:

1.  Protected Information Defined; Exclusions.

               (a) "Protected Information" shall mean:  (i) all proprietary information, in whatever form and format, of SunSi and its affiliated and related companies; (ii) all information marked or designated by SunSi as confidential; (iii) all information, whether in written or other tangible form and whether designated as confidential or unmarked, and which is treated by SunSi as confidential; and (iv) all information provided to SunSi by third parties which SunSi is obligated to keep confidential.  Without limiting the foregoing, Protected Information includes trade secrets as defined under the Uniform Trade Secrets Act, all information relating to Company’s suppliers and customers, inventions, discoveries, trade secrets, ideas, drawings, specifications, techniques, models, data, programs, documentation, software, processes, know-how, customer lists, marketing plans and financial information.

(b) Notwithstanding Section 1(a), Protected Information shall exclude any information that (i) is or becomes part of the public domain through no act or failure to act on the part of Director; (ii) is furnished to the Director  by a third party without restriction on disclosure, where such third party obtained such information and the right to disclose it to the receiving party without violation of any rights which SunSi may have in such information; or (iii) has been independently developed by the Director , before or after the execution of this Agreement, without violation of any rights which SunSi may have in such information.

2.  Director's Obligations.   Following the receipt of Protected Information obtained by Director from SunSi or another source, the Director  shall (a) not disclose Protected Information, directly or indirectly, to any third person without the express written consent of SunSi, (b) hold and maintain Protected Information in trust and confidence for the benefit of SunSi, (c) not copy, transmit, reproduce, summarize, quote or make any commercial or other use of any Protected Information, except for the benefit of SunSi, (d) disclose Protected Information to its employees only on a need to know basis, and (e) inform all persons having access to Protected Information of the confidential nature thereof and of the Director's obligations hereunder, and shall take reasonable security precautions and such other actions as may be necessary to insure that there is no use or disclosure of Protected Information in violation of this Agreement.  All confidential and non-use obligations contained in this Section 2 shall expire only at such time as the relevant Protected Information ceases to be Protected Information through no fault of Director.

3.   Property of SunSi; Director's Information.

(a) All Protected Information shall remain the sole property of SunSi.  Upon request, Director will return to SunSi all items and material in Director's possession or control which contain any Protected Information.  Any copies of such items or material shall also be returned, and any copies in computer files or other form that cannot be returned shall be destroyed and certified as such by Director.

(b) Director agrees not to disclose to SunSi any information, which is confidential to Director or to any third party.  SunSi shall be free to use and to disclose in any way it deems appropriate any information, documents, or work product provided to SunSi by Director without accounting to Director.

4.  No Rights.  Nothing contained in this Agreement shall be construed as granting or conferring any right, title, or interest, in any Protected Information, patent, trademark, or copyright or other proprietary right that is now or subsequently owned by SunSi.

5.  Non-solicitation.   For a period of two (2) years from the date of this Agreement, Director will not, directly or indirectly, without the prior written consent of SunSi, encourage or induce any employee of SunSi to leave SunSi's employ.

6.  Term and Termination.  This Agreement shall become effective on the date of execution by SunSi and Director and remain in effect for so long as any of the Protected Information remains confidential or proprietary to SunSi.

7.  Injunctive Relief.  Each party acknowledges and agrees that the release of Protected Information in violation of this Agreement may cause irreparable harm for which SunSi may not be fully or adequately compensated by recovery of monetary damages.  Accordingly, in the event of any such violation or threatened violation SunSi shall be entitled to injunctive relief from a court of competent jurisdiction in addition to any other remedy available at law or in equity.

8.  Attorneys' Fees.  If any action at law or in equity is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover, at trial and on appeal, reasonable attorneys' fees, costs and disbursements in addition to any other relief that may be granted.

9.  Subpoenas.  Director agrees that if it is served with any subpoena or other compulsory judicial or administrative process calling for production or disclosure of Protected Information, it will immediately notify SunSi in order that SunSi may take such action as it deems necessary to protect its interest.

10.  Miscellaneous.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.  This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement.  All modifications to this Agreement must be in writing, signed by the parties hereto.  Neither party shall assign, transfer or delegate its rights or duties under this Agreement without the prior written consent of the other party.  Each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict of law principles.

The parties have executed this Agreement as of the date first written above.

SUNSI ENERGIES:	DIRECTOR:

By:	By:
Richard St-Julien